EXHIBIT 99.5

GEE GROUP, INC.

Corporate Governance Committee Charter

Purpose

GEE Group, Inc. “Company”) is public that must comply with SEC regulations and stock exchange listing requirements. The business and affairs of the Company are governed by (or under the direction of) the Board of Directors (“Board”). The Governance Committee (the “Committee”) shall make recommendations to the Board concerning the appropriate size, function and needs of the Board.

Members

The Committee shall be comprised of three or more directors as determined by the Board, each of whom the Board has determined meets the independence requirements of the Company’s Standards for Director Independence, the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (the “SEC”). The members of the Committee are appointed by the Board and serve until their successors are duly appointed or until their retirement, resignation, death or removal by the Board.

Duties and Responsibilities

The Committee has the following responsibilities and duties consistent with and subject to applicable law and rules and regulations promulgated by the SEC, the NYSE and any other applicable regulatory authority:

1.         Board Structure and Organization

a.    Assist the Board in evaluating whether the Board and its committees are functioning effectively.

b.    Monitor and recommend the functions of the various committees of the Board.

c.    Develop an annual evaluation process for the Board, its committees and individual directors and oversee the execution of such annual evaluations, including the Committee’s own evaluation.

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d.    Recommend to the Board, directors qualified to serve as members of each committee and, in consultation with the Chairman of the Board, as committee chairs.

e.    Review periodically Director Qualification Standards

f.    Review the outside activities of Senior Executives and make recommendations to the Board of Directors.

g.    Recommend the minimum number of regular Board meetings to be held during each year and recommend to the Board such increases or decreases that the Committee deems appropriate.

•          Typically, the board meets a minimum of five times per year, quarterly reporting and during the annual shareholder meeting. These meetings are called by the Chairman of the Board of Directors. The Governance Committee can recommend additional meetings of the Board of Directors if there are issues identified or significant transactions that, in the opinion of the Governance Committee, require executive management to report more frequently to the full Board of Directors.

h.    Regularly review the Certificate of Incorporation, Bylaws and Policies, Committee Charters and other Company documents and recommend revisions to be acted upon by the Board of Directors.

i.    Coordinate with Human Resources to review any reports of discrimination or sexual harassment and recommend any actions deemed appropriate.

j.    Review whistleblower reports and recommend any actions deemed appropriate.

2.         Corporate Governance

a.    Monitor emerging corporate governance trends and oversee and evaluate the Company’s corporate governance policies and programs and recommend to the Board such changes as the Committee believes desirable.

b.    Review shareholder proposals and recommend to the Board proposed Company responses to such proposals for inclusion in the Company’s proxy statement or otherwise.

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c.    Review periodically as it deems appropriate, but at least annually, the Company’s Standards for Director Independence and enhanced independence requirements issued by the NYSE and by other applicable regulators and advisory services, recommend to the Board any modifications to the Company’s standards that the Committee deems desirable, and provide to the Board the Committee’s assessment of which directors should be deemed independent directors under applicable rules, policies and regulations.

d.    Review periodically as it deems appropriate, but at least annually, the requirements of a “financial expert” under applicable rules of the SEC and NYSE, assess which directors should be deemed financial experts and recommend to the Board the determination that such directors are “financial experts.”

e.    Review on a periodic basis and make recommendations with regard to continuing education programs for directors and an orientation program for new directors.

f.    Obtain annual independence and conflict of interest statements from all Directors and Senior Management and review and make recommendations to the Board regarding questions of conflict of interest and with regard to any transactions among the Company and related parties as defined in Item 404 of Regulation S-K

g.    Review this charter annually and recommend to the Board any revisions to this charter deemed necessary or desirable.

Meetings

The Committee shall meet at least twice a year at a place and time determined by the Committee Chair, or more frequently as necessary. The Committee may request any officer or employee of the Company or the Company’s outside counsel to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

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